Exhibit 99.1
For further information, contact:

Linda Rawles, General Counsel
Piccolo International University
Tel: 480.398.7021
Email: Lrawles@OnlinePIU.com

Roger Pondel/Robert Jaffe
PondelWilkinson Inc.
Tel: 310.279.5980
Email: Investor@pondel.com

PICCOLO INTERNATIONAL UNIVERSITY AUGMENTS SENIOR MANAGEMENT TEAM

Scottsdale, AZ – June 9, 2009 – Piccolo Educational Systems, Inc. (PEDU.OB), dba Piccolo International University (PIU), today announced the appointments of Spring Zutes as director of financial aid and operations and Steven C. Garbade as senior director of technology.

“We are delighted to welcome both of these highly qualified professionals to PIU,” said Dr. Laura Palmer Noone, chief executive officer of Piccolo International University.  “Throughout her 25-year career, Spring has improved business operations and ensured compliance in the administration of Title IV Student Financial Aid programs and accreditation.  She is committed to providing the highest level of student service.  Steve is a technology specialist, with distinguished experience in the education sector managing and leading data center operations, information system rollouts and applications integrations for high-growth organizations.  He brings a broad array of skills to his role at PIU including strategy and execution, process improvement, project management, resource optimization and risk management.”

Zutes, 52, most recently served as director of financial services for Apollo College, a subsidiary of DeVry, Inc., a position she held for the last nine years.  Earlier, she was an independent consultant advising schools on Title IV administration and providing certification for receipt of funds for schools operating on a reimbursement system.  Previously, Zutes was vice president of financial aid for CareerCom and before that executive vice president for Mitchell Sweet and Associates, the then largest financial aid consulting firm in the U.S.  Zutes earned a bachelor of science degree from Arizona State University.  She currently serves on the Arizona Private Post-secondary Board and previously served on the Arizona Commission for Postsecondary Education.

Prior to joining PIU, Garbade, 38, served as senior director, MIS for Limelight Networks.  Previously, he was senior director, hosting & data center operations for Apollo Group, and before that held a number of information technology positions for University of Phoenix, including director of information systems for University of Phoenix Online.  Garbade earned a master of science degree in computer information systems (MSCIS) from the University of Phoenix and a bachelor of arts degree in political science from the University of Rhode Island.

About PIU
Piccolo International University is an international online provider of postsecondary education services, offering undergraduate degree programs and certificates in business disciplines, including accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology.  It is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners, as well as career-oriented programs that meet the objectives of working adults interested in changing or enhancing their careers.  Piccolo International University degrees are highly career focused, specialized programs in disciplines that are emerging or underserved in the online environment.  For more information about Piccolo International University visit www.OnlinePIU.com.

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